Exhibit 10.1

ImmunoCellular Therapeutics, Ltd.

EXECUTIVE EMPLOYMENT AGREEMENT

for

Anthony Gringeri

This Executive Employment Agreement (the “Agreement”), made between ImmunoCellular Therapeutics, Ltd. (the “Company”) and Anthony Gringeri (the “Executive”) (collectively, the “Parties”), is effective as of August 19, 2013.

Whereas, the Company desires for Executive to provide services to the Company, and wishes to provide Executive with certain compensation and benefits in return for such employment services; and

Whereas, Executive wishes to be employed by the Company and to provide personal services to the Company in return for certain compensation and benefits;

Now, Therefore, in consideration of the mutual promises and covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereto agree as follows:

1. Employment by the Company.

1.1    Position.  Executive shall serve as the Company’s Senior Vice President of Strategic Resources.  During the term of Executive’s employment with the Company, Executive will devote Executive’s best efforts and substantially all of Executive’s business time and attention to the business of the Company, except for approved time off permitted by the Company’s general employment policies.

1.2    Duties and Location.  Executive shall perform such duties as are required by the Chief Executive Officer, to whom Executive will report.  Executive’s primary office location will be the Company’s headquarters.  The Company reserves the right to reasonably require Executive to perform Executive’s duties at places other than Executive’s primary office location from time to time, and to require reasonable business travel.  The Company may modify Executive’s job title and duties as it deems necessary and appropriate in light of the Company’s needs and interests from time to time.

1.3    Policies and Procedures.  The employment relationship between the Parties shall be governed by the general employment policies and practices of the Company, except that when the terms of this Agreement differ from or are in conflict with the Company’s general employment policies or practices, this Agreement shall control.

2. Compensation.

2.1    Salary.  For services to be rendered hereunder, Executive shall receive a base salary at the rate of Three Hundred Ten Thousand Dollars ($310,000) per year (the “Base Salary”), subject to standard payroll deductions and withholdings and payable in accordance with the Company’s regular payroll schedule.

2.2    Stock Option Grant.  Subject to approval by the Board of Directors (the “Board”), Executive shall be granted an option to purchase 300,000 shares of Common Stock in the Company at the fair market value on the date of grant (the “Option”).  The Option shall be governed in all respects by the terms of the governing equity plan documents and option agreement between Executive and the Company, and shall be subject to a vesting schedule whereby one-quarter (1/4) of the shares subject to the Option shall vest one year after grant, with the remaining shares vesting in equal monthly installments over the following three years thereafter, subject to Executive’s continuous service.

2.3    Annual Cash Bonus.  Executive will be eligible for an annual discretionary cash bonus of up to thirty percent (30%) of Executive’s Base Salary (the “Annual Bonus”), to be prorated for 2013.  Whether Executive receives an Annual Bonus for any given year, and the amount of any such Annual Bonus, will be determined by the Board (or the Compensation Committee of the Board) in its sole discretion based upon the Company’s and Executive’s achievement of agreed upon written objectives and milestones to be determined on an annual basis.  Any Annual Bonus that is awarded will be paid within the first 90 days of the calendar year following the applicable bonus year.  Executive will not be eligible for, and will not earn, any Annual Bonus (including a prorated bonus) if Executive’s employment terminates for any reason before the payment date.

3.       Standard Company Benefits. Executive shall be entitled to participate in all employee benefit programs for which Executive is eligible under the terms and conditions of the benefit plans that may be in effect from time to time and provided by the Company to its employees.  The Company reserves the right to cancel or change the benefit plans or programs it offers to its employees at any time.

4.        Expenses.  The Company will reimburse Executive for reasonable travel, entertainment or other expenses incurred by Executive in furtherance or in connection with the performance of Executive’s duties hereunder, in accordance with the Company’s expense reimbursement policy as in effect from time to time.

5. Termination of Employment; Severance.

5.1 At-Will Employment. Executive’s employment relationship is at-will. Either Executive or the Company may terminate the employment relationship at any time, with or without Cause or advance notice.

5.2 Termination Without Cause; Resignation for Good Reason.

(i) The Company may terminate Executive’s employment with the Company at any time without Cause (as defined below). Further, Executive may resign at any time for Good Reason (as defined below).

(ii)    In the event Executive’s employment with the Company is terminated by the Company without Cause, or Executive resigns for Good Reason, then provided such termination constitutes a “separation from service” (as defined under Treasury Regulation Section 1.409A-1(h), without regard to any alternative definition thereunder, a “Separation from Service”), and provided that Executive remains in compliance with the terms of this Agreement, the Company shall provide Executive with the following severance benefits:

(a)    The Company shall pay Executive, as severance, six (6) months of Executive’s base salary in effect as of the date of Executive’s employment termination, subject to standard payroll deductions and withholdings (the “Severance”).  The Severance will be paid in equal installments on the Company’s regular payroll schedule over the six (6) month period following Executive’s Separation from Service; provided, however, that no payments will be made prior to the 60th day following Executive’s Separation from Service.  On the 60th day following Executive’s Separation from Service, the Company will pay Executive in a lump sum the Severance that Executive would have received on or prior to such date under the standard payroll schedule but for the delay while waiting for the 60th day in compliance with Code Section 409A, with the balance of the Severance being paid as originally scheduled.

(b)    Provided Executive timely elects continued coverage under COBRA, the Company shall pay Executive’s COBRA premiums to continue Executive’s coverage (including coverage for eligible dependents, if applicable) (“COBRA Premiums”) through the period (the “COBRA Premium Period”) starting on Executive’s Separation from Service and ending on the earliest to occur of: (i) six (6) months following Executive’s Separation from Service; (ii) the date Executive becomes eligible for group health insurance coverage through a new employer; or (iii) the date Executive ceases to be eligible for COBRA continuation coverage for any reason, including plan termination. In the event Executive becomes covered under another employer's group health plan or otherwise cease to be eligible for COBRA during the COBRA Premium Period, Executive must immediately notify the Company of such event.  Notwithstanding the foregoing, if the Company determines, in its sole discretion, that it cannot pay the COBRA Premiums without a substantial risk of violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company instead shall pay to Executive, on the first day of each calendar month, a fully taxable cash payment equal to the applicable COBRA premiums for that month (including premiums for Executive and Executive’s eligible dependents who have elected and remain enrolled in such COBRA coverage), subject to applicable tax withholdings (such amount, the “Special Cash Payment”), for the remainder of the COBRA Premium Period.  Executive may, but is not obligated to, use such Special Cash Payments toward the cost of COBRA premiums.

(c)    The Company will accelerate the vesting of the Option, as well as any other equity interests granted to Executive, such that the shares that would have vested in the six (6) months following Executive’s Separation from Service shall be deemed vested and exercisable as of Executive’s last day of employment (the “Accelerated Vesting”).

(iii)    If the Company terminates Executive’s employment with the Company without Cause, or Executive resigns for Good Reason, in either case within twelve (12) months following the closing of a Change in Control (as defined below), then in addition to the Severance and COBRA Premiums (or Special Cash Payments set forth above), the Company will accelerate the vesting of the Option, as well as any other equity interests granted to Executive, such that fifty percent (50%) of the then-unvested shares subject to the Option (or other equity interests) will be deemed vested and exercisable as of Executive’s last day of employment.

5.3 Termination for Cause; Resignation Without Good Reason; Death or Disability.

(i)    The Company may terminate Executive’s employment with the Company at any time for Cause.  Further, Executive may resign at any time without Good Reason.  Executive’s employment with the Company may also be terminated due to Executive’s death or disability.

(ii)    If Executive resigns without Good Reason, or the Company terminates Executive’s employment for Cause, or upon Executive’s death or disability, then (i) Executive will no longer vest in the Option, (ii) all payments of compensation by the Company to Executive hereunder will terminate immediately (except as to amounts already earned), and (c) Executive will not be entitled to any severance benefits, including (without limitation) the Severance, COBRA Premiums, Special Cash Payments or Accelerated Vesting.

6.         Conditions to Receipt of Severance, COBRA Premiums, Special Cash Payments and Accelerated Vesting.  The receipt of the Severance, COBRA Premiums, Special Cash Payments and Accelerated Vesting will be subject to Executive signing and not revoking a separation agreement and release of claims in a form satisfactory to the Company (the “Separation Agreement”) within a time period specified by the Company.  No Severance, COBRA Premiums, Special Cash Payments or Accelerated Vesting will be paid or provided until the Separation Agreement becomes effective.  Executive shall also resign from all positions and terminate any relationships as an employee, advisor, officer or director with the Company and any of its affiliates, each effective on the date of termination.

7.         Section 409A.  It is intended that all of the severance benefits and other payments payable under this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Code Section 409A provided under Treasury Regulations 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9), and this Agreement will be construed to the greatest extent possible as consistent with those provisions, and to the extent no so exempt, this Agreement (and any definitions hereunder) will be construed in a manner that complies with Section 409A.  For purposes of Code Section 409A (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), Executive’s right to receive any installment payments under this Agreement (whether severance payments, reimbursements or otherwise) shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment.  Notwithstanding any provision to the contrary in this Agreement, if Executive is deemed by the Company at the time of Executive’s Separation from Service to be a “specified employee” for purposes of Code Section 409A(a)(2)(B)(i), and if any of the payments upon Separation from Service set forth herein and/or under any other agreement with the Company are deemed to be “deferred compensation”, then to the extent delayed commencement of any portion of such payments is required in order to avoid a prohibited distribution under Code Section 409A(a)(2)(B)(i) and the related adverse taxation under Section 409A, such payments shall not be provided to Executive prior to the earliest of (i) the expiration of the six-month period measured from the date of Executive’s Separation from Service with the Company, (ii) the date of Executive’s death or (iii) such earlier date as permitted under Section 409A without the imposition of adverse taxation.  Upon the first business day following the expiration of such applicable Code Section 409A(a)(2)(B)(i) period, all payments deferred pursuant to this Paragraph shall be paid in a lump sum to Executive, and any remaining payments due shall be paid as otherwise provided herein or in the applicable agreement. No interest shall be due on any amounts so deferred.

8. Definitions.

(i)    Cause.  For purposes of this Agreement, “Cause” for termination will mean:  (a) commission of any felony or crime involving dishonesty; (b) participation in any fraud against the Company; (c) material breach of Executive’s duties to the Company; (d) persistent unsatisfactory performance of job duties after written notice from the Board and a reasonable opportunity to cure (if deemed curable); (e) intentional damage to any property of the Company; (f) misconduct, or other violation of Company policy that causes harm; (g) breach of any written agreement with the Company; and (h) conduct by Executive which in the good faith and reasonable determination of the Board demonstrates gross unfitness to serve.

(ii)    Good Reason.  For purposes of this Agreement, Executive shall have “Good Reason” for resignation from employment with the Company if any of the following actions are taken by the Company without Executive’s prior written consent:  (a) a material reduction in Executive’s base salary, which the parties agree is a reduction of at least 10% of Executive’s base salary (unless pursuant to a salary reduction program applicable generally to the Company’s similarly situated employees); or (b) a material reduction in Executive’s duties (including responsibilities and/or authorities), provided, however, that a change in job position shall not be deemed a “material reduction” in and of itself unless Executive’s new duties are materially reduced from the prior duties; or (c) relocation of Executive’s principal place of employment to a place that increases Executive’s one-way commute by more than sixty (60) miles as compared to Executive’s then-current principal place of employment immediately prior to such relocation.  In order to resign for Good Reason, Executive must provide written notice to the Company’s CEO within 30 days after the first occurrence of the event giving rise to Good Reason setting forth the basis for Executive’s resignation, allow the Company at least 30 days from receipt of such written notice to cure such event, and if such event is not reasonably cured within such period, Executive must resign from all positions Executive then holds with the Company not later than 90 days after the expiration of the cure period.

(iii)    Change of Control.  For purposes of this Agreement, “Change of Control” shall mean:  (a) the acquisition of the Company by another entity by means of any transaction or series of related transactions to which the Company is party (including, without limitation, any stock acquisition, reorganization, merger or consolidation but excluding any sale of stock for capital raising purposes) other than a transaction or series of transactions in which the holders of the voting securities of the Company outstanding immediately prior to such transaction continue to retain (either by such voting securities remaining outstanding or by such voting securities being converted into voting securities of the surviving entity), as a result of shares in the Company held by such holders prior to such transaction, at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such transaction or series of transactions; (b) a sale, lease or other conveyance of all or substantially all of the assets of the Company; or (c) any liquidation, dissolution or winding up of the Company, whether voluntarily or involuntarily.

9. Proprietary Information Obligations.

9.1    Confidential Information Agreement.  As a condition of employment, Executive shall execute and abide by the Company’s standard form of At-Will Employment, Confidential Information, Invention Assignment, and Arbitration Agreement (the “Confidentiality Agreement”).

9.2    Third-Party Agreements and Information.  Executive represents and warrants that Executive’s employment by the Company does not conflict with any prior employment or consulting agreement or other agreement with any third party, and that Executive will perform Executive’s duties to the Company without violating any such agreement.  Executive represents and warrants that Executive does not possess confidential information arising out of prior employment, consulting, or other third party relationships, that would be used in connection with Executive’s employment by the Company, except as expressly authorized by that third party.  During Executive’s employment by the Company, Executive will use in the performance of Executive’s duties only information which is generally known and used by persons with training and experience comparable to Executive’s own, common knowledge in the industry, otherwise legally in the public domain, or obtained or developed by the Company or by Executive in the course of Executive’s work for the Company.

10. Outside Activities During Employment.

10.1    Non-Company Business.  Except with the prior written consent of the Board, Executive will not during the term of Executive’s employment with the Company undertake or engage in any other employment, occupation or business enterprise, other than ones in which Executive is a passive investor.  Prior approval by the Board, which will not be unreasonably withheld, is required for advisory or other company board of director commitments proposed by Executive.  In any event, Executive may engage in civic and not-for-profit activities so long as such activities do not materially interfere with the performance of Executive’s duties hereunder.

10.2    No Adverse Interests.  Executive agrees not to acquire, assume or participate in, directly or indirectly, any position, investment or interest known to be adverse or antagonistic to the Company, its business or prospects, financial or otherwise.

11.         Non-Solicitation.  Executive agree that during the period of employment with the Company and for twelve (12) months after the date Executive’s employment is terminated for any reason, Executive will not, either directly or through others, solicit or encourage or attempt to solicit or encourage any employee, independent contractor, or consultant of the Company to terminate his or her relationship with the Company in order to become an employee, consultant or independent contractor to or for any other person or entity.

12.         Dispute Resolution.  To ensure the timely and economical resolution of disputes that may arise in connection with Executive’s employment with the Company, Executive and the Company agree that any and all disputes, claims, or causes of action arising from or relating to the enforcement, breach, performance, negotiation, execution, or interpretation of this Agreement, Executive’s employment, or the termination of Executive’s employment, including but not limited to statutory claims, shall be resolved to the fullest extent permitted by law by final, binding and confidential arbitration, by a single arbitrator, in Los Angeles, California, conducted by JAMS, Inc. (“JAMS”) under the then applicable JAMS rules (which can be found at the following web address: ).  By agreeing to this arbitration procedure, both Executive and the Company waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding.  The Company acknowledges that Executive will have the right to be represented by legal counsel at any arbitration proceeding.  The arbitrator shall:  (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written arbitration decision, to include the arbitrator’s essential findings and conclusions and a statement of the award.  The arbitrator shall be authorized to award any or all remedies that Executive or the Company would be entitled to seek in a court of law.  The Company shall pay all JAMS’ arbitration fees in excess of the amount of court fees that would be required of the Executive if the dispute were decided in a court of law.  Nothing in this Agreement is intended to prevent either Executive or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration.  Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and state courts of any competent jurisdiction.

13. General Provisions.

13.1    Notices.  Any notices provided must be in writing and will be deemed effective upon the earlier of personal delivery (including personal delivery by fax) or the next day after sending by overnight carrier, to the Company at its primary office location and to Executive at the address as listed on the Company payroll.

13.2    Severability.  Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction to the extent possible in keeping with the intent of the parties.

13.3    Waiver.  Any waiver of any breach of any provisions of this Agreement must be in writing to be effective, and it shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

13.4    Complete Agreement.  This Agreement, together with the Confidentiality Agreement, constitutes the entire agreement between Executive and the Company with regard to this subject matter and is the complete, final, and exclusive embodiment of the Parties’ agreement with regard to this subject matter.  This Agreement is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations.  It is entered into without reliance on any promise or representation other than those expressly contained herein, and it cannot be modified or amended except in a writing signed by a duly authorized officer of the Company.

13.5    Counterparts.  This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement.

13.6 Headings. The headings of the paragraphs hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.

13.7    Successors and Assigns.  This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive and the Company, and their respective successors, assigns, heirs, executors and administrators, except that Executive may not assign any of his duties hereunder and he may not assign any of his rights hereunder without the written consent of the Company, which shall not be withheld unreasonably.

13.8    Tax Withholding and Indemnification.  All payments and awards contemplated or made pursuant to this Agreement will be subject to withholdings of applicable taxes in compliance with all relevant laws and regulations of all appropriate government authorities.  Executive acknowledges and agrees that the Company has neither made any assurances nor any guarantees concerning the tax treatment of any payments or awards contemplated by or made pursuant to this Agreement.  Executive has had the opportunity to retain a tax and financial advisor and fully understands the tax and economic consequences of all payments and awards made pursuant to the Agreement.

13.9 Choice of Law. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the laws of the State of California.

In Witness Whereof, the Parties have executed this Agreement on the day and year first written above.

ImmunoCellular Therapeutics, Ltd.

By:
Andrew Gengos
Chief Executive Officer

Executive

Anthony Gringeri